Exhibit 4.4

Warrant Deed Poll

Date    3 March 2021

Party

Bionomics Limited (ABN 53 075 582 740) of 31 Dalgleish Street, Thebarton SA 5031 (Company)

In favour of:

The Warrantholders from time to time

Recitals

A	The Company has determined to create Warrants to subscribe for Ordinary Shares on and subject to this Deed.

B	The Company undertakes in favour of the Warrantholders from time to time to comply with this Deed.

Operative part

1	Definitions and interpretation

1.1	Definitions

In this Deed:

Warrant Terms and Conditions means the terms and conditions set out in Schedule 1.

Any reference to this Deed includes a reference to the Warrant Terms and Conditions with the intent that those terms and conditions shall have effect as if set out in full in the body of this Deed.

Any other capitalised terms not defined have the meaning given to them in the Warrant Terms and Conditions.

1.2	Interpretation

In this document, unless a contrary intention appears:

(a)	words or expressions importing the singular include the plural and vice versa;

(b)	words or expressions denoting individuals include corporations, firms, unincorporated bodies, government authorities and instrumentalities;

(c)	any heading, index, table of contents or marginal note is for convenience only and does not affect the interpretation of this document;

(d)	a reference to this document or another document includes that document as amended, varied, novated, supplemented or replaced from time to time;

(e)

a reference to legislation or a provision of legislation includes all regulations, orders or instruments issued under the legislation or provision, and any modification, consolidation, amendment, re-enactment, replacement or codification of such legislation or provision;

(f)	a reference to dollars or $ is a reference to Australian dollars;

(g)

a reference to a payment in immediately available funds refers to cash, a bank cheque the drawer of which is an Australian bank, a telegraphic transfer of cleared funds or a direct credit of cleared funds;

(h)	references to include and including are to be construed without limitation.

2	Creation of Warrants

(a)	The obligations of the Company in respect of the Warrants are constituted by, and specified in, this Deed.

(b)	The Warrants will not be listed or quoted on any stock exchange.

3	Effect of this Deed

(a)	This Deed is binding on the Company in favour of each Warrantholder and all persons claiming through or under them respectively. To that end:

(i)	the Company undertakes to each Warrantholder from time to time to comply with the provisions of this Deed; and

(ii)

each Warrantholder has the benefit of, and is entitled to enforce, the provisions of this Deed even though it is not a party to, or is not in existence at the time of execution and delivery of, this Deed.

(b)

Each Warrantholder and any person claiming through or under each Warrantholder is bound by the provisions of this Deed. The Warrants are issued subject to and on the basis that each Warrantholder is taken to have notice of, and be bound by, this Deed.

4	Governing law

The laws of South Australia govern this Deed and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of South Australia.

EXECUTED as deed poll

Executed by Bionomics Limited

in accordance with section 127 of the

Corporations Act 2001 (Cth) by:

/s/ Errol De Souza	/s/ Jack Moschakis
Director signature	Director/Secretary signature

ERROL DE SOUZA	JACK MOSCHAKIS
Director full name	Director/Secretary full name
(BLOCK LETTERS)	(BLOCK LETTERS)

Schedule 1 – Warrant Terms and Conditions

1	Definitions

In these terms and conditions:

ASX means ASX Limited ABN 98 008 624 691 or, as the context requires, the securities market operated by it.

Board means the board of directors of the Company from time to time.

Business Day means a day which is a “business day” under the Listing Rules.

cleansing statement has the meaning given in clause 6(a).

Company means Bionomics Limited (ABN 53 075 582 740).

Constitution means the constitution of the Company, as amended from time to time.

Corporations Act means the Corporations Act 2001 (Cth).

Excluded Information has the meaning ascribed to it by section 708A(7) of the Corporations Act.

Excluded Offer means a Further Offer conducted by the Company.

Exercise Date means the third Business Day after the date a Notice of Exercise is given to the Company, or such other date agreed with the Company.

Exercise Price means $0.06 per Warrant, subject to any adjustment required by these terms and conditions.

Government Agency means any governmental, semi-governmental, municipal or statutory authority, instrumentaility, organisation, body or delegate or administrative, monetary or financial authority, or self-regulatory organisation or stock exchange.

FIRB Condition has the meaning given to that term in the Subscription Agreement.

Further Offer has the meaning given to that term in the Subscription Agreement.

Initial Warrantholder means Apeiron Investment Group Ltd.

A person is Insolvent if:

(a)	the person is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	the person is in liquidation, in provisional liquidation, under administration or wound up or has had a controller (as defined in the Corporations Act) appointed to any part of its property;

(c)

the person is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent);

(d)

an application or order has been made (and in the case of any application, it is not stayed withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of paragraph (a), (b) or (c) above;

(e)	the person is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)	the person is subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act; or

(g)	the person is otherwise unable to pay its debts when they fall due.

Issue Date means, in relation to a Warrant, the date on which it was issued by the Company.

Listing Rules means the listing rules of ASX.

Maturity Date means, in relation to a Warrant, date that is 36 months after the date on which the Stage 2 Condition (as defined in the Subscription Agreement) is satisfied.

Notice of Exercise means a notice in the form, or substantially in the form, set out in Annexure 2.

Ordinary Share means an ordinary share in the capital of the Company.

Register means the register of entitlement to the Warrants referred to in clause 9(a).

Registered Office means the registered office of the Company from time to time.

Related Body Corporate has the meaning given in the Corporations Act.

Subscription Agreement means the document of that name between the Company and the Initial Warrantholder dated on or about 1 June 2020.

Subsequent Warrantholder means a Warrantholder other than the Initial Warrantholder who becomes a registered holder of any Warrants pursuant to the terms of this Deed.

Warrant means a warrant constituted by this Deed.

Warrant Certificate means a certificate in the form, or substantially in the form, set out in Annexure 1.

Warrant Share means one Ordinary Share to be issued upon exercise of a Warrant, subject to any adjustment required by these terms and conditions.

Warrantholder means the person or persons in whose name a Warrant is registered from time to time as evidenced by the Register.

2	Nature of Warrants

(a)

Subject to clause 3 and to the provisions of this Deed, each Warrant confers the right (but not the obligation) on the Warrantholder to convert the Warrant into a Warrant Share on and subject to these terms and conditions.

(b)	Each Warrant expires and will be of no further force or effect on the Maturity Date.

(c)	Warrants shall be evidenced by a Warrant Certificate.

(d)	The Warrants shall not confer any rights to:

(i)	vote at any general meetings of the Company;

(ii)	receive dividends; and

(iii)	in a winding up, to participate in the distribution of the assets of the Company (both capital and surplus).

3	Condition to exercise of conversion rights

No right of conversion of the Warrants into Warrant Shares exists under clause 4 and clause 4 does not become binding on the parties until such time as the FIRB Condition has been satisfied.

4	Conversion Rights

(a)	Subject to clause 3, a Warrantholder may convert any one or more Warrants into Warrant Shares by exercising them at any time between the Issue Date up to (but not including) the Maturity Date.

(b)	Subject to clause 3, a Warrantholder may exercise its Warrants in whole or in part by lodging:

(i)	a duly completed and signed Notice of Exercise;

(ii)	the Exercise Price in respect of each Warrant being exercised by way of either, at the Warrantholder’s election:

(A)	a draft or cheque drawn by a bank as defined in the Banking Act 1959 (Cth); or

(B)	a direct transfer of immediately available funds to a bank account previously nominated by the Company; and

(iii)

the Warrant Certificate in relation to the Warrants being exercised (or evidence reasonably satisfactory to the Company that the Warrant Certificate has been lost, stolen, or destroyed, together with any indemnity in respect of the lost, stolen, or destroyed Warrant Certificate required by the Company on terms reasonably satisfactory to the Company), at the Registered Office on any Business Day during the period referred to in clause 4(a).

(c)	On exercising any Warrant under clause 4(b), a Warrantholder is taken to have:

(i)	subscribed for the Warrant Shares that fall to be issued on the exercise of the Warrant;

(ii)	authorised the Company to enter the Warrantholder’s details into the Company’s register of members; and

(iii)	agreed to be bound by the Constitution.

(d)	If a Warrantholder exercises only part of its holding of Warrants, the Company shall issue to it (free of charge) a new Warrant Certificate in respect of the remaining Warrants.

5	Issue of Warrant Shares

(a)	In the event a Warrant or Warrants are exercised in accordance with clause 4, the Company must on the Exercise Date:

(i)	issue the Ordinary Shares falling to be issued upon the exercise of the Warrant(s) to the relevant Warrantholder;

(ii)	procure that the Warrantholder is entered as the holder of those Ordinary Shares in the Company’s register of members by the Company’s share registry; and

(iii)	procure that the Warrantholder is sent a holding statement (issuer sponsored) for those Ordinary Shares.

(b)

Ordinary Shares issued pursuant to the exercise of Warrants in accordance with clause 4 must be credited as fully paid and will rank equally in all respects with Ordinary Shares on issue on the date the Warrant Shares are issued.

(c)

On or before the issue of any such Ordinary Shares, the Company must take all steps necessary to procure that the Ordinary Shares are granted quotation on the ASX (including making an application for quotation immediately upon issue of the Warrant Shares).

6	Cleansing Notice or Disclosure Document

(a)	Subject to clause 6(c), if on an Exercise Date:

(i)	any Ordinary Shares fall to be issued upon the exercise of the relevant Warrants;

(ii)	the requirements of section 708A(5)(a), (b), (c) and (d) of the Corporations Act are satisfied in relation to the Company and the existing issued Ordinary Shares (as applicable);

(iii)	the Company has complied with:

(A)	the provisions of Chapter 2M of the Corporations Act as they apply to the Company;

(B)	section 674 of the Corporations Act; and

(C)	there is no determination in force under section 708A(2) of the Corporations Act,

the Company must, on that Exercise Date, issue a notice in accordance with section 708A(5)(e) of the Corporations Act (cleansing statement) in relation to the Ordinary Shares issued on the Exercise Date.

(b)	Subject to clause 6(c), if any of the requirements referred to in clause 6(a) will not be satisfied on a proposed Exercise Date:

(i)	the Company must so notify the Warrantholder within one Business Day of the Company’s receipt of the Notice of Exercise;

(ii)

if the Company provides notice to the Warrantholder under clause 6(b)(i), the Warrantholder may (but is not obliged to) revoke the Notice of Exercise by notice to the Company within two Business Days of being so notified; and

(iii)

if the Warrantholder does not give notice under clause 6(b)(ii), the Company must take all necessary steps to ensure that the Warrant Shares are freely tradeable as soon as possible (and in any event, within 30 days after the Exercise Date), including, if necessary, by issuing, subject to clause 6(d), a disclosure document which complies with Part 6D.2 of the Corporations Act (disclosure document) so that section 708A(11) of the Corporations Act applies.

(c)

If the Company is in possession of information which is Excluded Information of the Company on the Exercise Date (Relevant Information), and in the majority opinion of the Directors (each acting reasonably) disclosure of that Relevant Information in a cleansing statement pursuant to clause 6(a) or a disclosure document pursuant to clause 6(b) would materially disadvantage the Company or its shareholders, the Company will be not required to comply with clauses 6(a) or 6(b) and the following provisions will apply:

(i)	the Company must take all necessary steps to ensure that the Warrant Shares are freely tradeable in the ordinary course on ASX as soon as possible after the Relevant Information is either:

(A)	included in a continuous disclosure notice of the Company; or

(B)	otherwise no longer taken to constitute Excluded Information; and

(ii)	without limiting the generality of clause 6(c)(i), the Company must:

(A)	if permitted by the Corporations Act, issue a cleansing statement in relation to the Warrant Shares within 1 Business Day of clause 6(c)(i)(A) or clause 6(c)(i)(B) occurring; and

(B)

if the Company has not issued a cleansing statement under clause 6(c)(ii)(A) within 60 days of the Exercise Date, issue a disclosure document so that section 708A(11) of the Corporations Act applies to the Warrant Shares.

(d)

The Company’s obligation to issue a disclosure document under clause 6(b)(iii) or clause 6(c)(ii)(B) is subject to the Warrantholder and its directors (if applicable) giving the consent required under section 720 of the Corporations Act. The Company must do everything reasonably required by the Warrantholder (in accordance with customary procedures and practice) to facilitate the Warrantholders and its directors (if applicable) giving such consent.

7	Adjustments

(a)	The Exercise Price and the Warrant Shares to be issued on exercise of a Warrant shall be subject to adjustment in accordance with the provisions of this clause 7.

(b)

(Reorganisation adjustment) If the Company at any time effects a reorganisation (including a subdivision, consolidation, reduction, return or cancellation) of or in respect of its Ordinary Shares, the rights of the Warrantholder and the terms of the Warrants (including Exercise Price and, if applicable, the Warrant Shares to be issued on exercise of a Warrant) must be adjusted in accordance with the Listing Rules (and these terms and conditions must be construed so as to give effect to that adjustment). Any such adjustment shall become effective at the close of business on the date the relevant reorganisation becomes effective.

(c)

(Pro rata issues) If the Company makes a “pro rata issue” (as such term is defined in the Listing Rules) to the holders of Ordinary Shares, other than an Excluded Offer, the Exercise Price shall be reduced in accordance with the formula in Listing Rule 6.22.2

(d)

(Bonus Issues) If the Company makes a pro rata “bonus issue” (as that term is defined in the Listing Rules) to the holders of Ordinary Shares, other than an Excluded Offer, the number of Warrant Shares per Warrant shall be increased by the number of bonus Ordinary Shares or other securities which the Warrantholder would have received in respect of any Ordinary Share(s) that would have been issued to the Warrantholder had the Warrant been exercised before the record date for the bonus issue.

(e)	(New Issues) The holding of a Warrant does not entitle the Warrantholder to participate in any new issues of Ordinary Shares or other securities of the Company.

(f)

The Company must promptly give written notice to Warrantholders of each adjustment made pursuant to this clause 7. The notice must describe the change and show in reasonable detail the basis for the adjustment.

8	Representations and undertakings of the Company

(a)	The Company makes the following representations and warranties as of each Exercise Date:

(i)	(incorporation) it is validly existing under the laws of its place of incorporation;

(ii)	(power) is has full legal capacity and power to perform its obligations under these terms and conditions;

(iii)	(authorisations) it has in full force and effect all shareholder and board authorisations in each case necessary for it to perform its obligations under these terms and conditions;

(iv)

(binding obligations) its obligations under these terms and conditions constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally);

(v)	(no contravention) its performance of its obligations under these terms and conditions will not contravene its constitution or any Shareholder Approvals by which it is bound;

(vi)

(compliance) the Company is not in breach of its constitution, the Corporations Act, Listing Rules (except where compliance has been waived, or as modified, by ASX) or other applicable laws or regulations or orders of any government agency that are binding on it, any encumbrance, instrument or agreement which is binding on it or any of its assets, or any legally binding requirement of ASIC or ASX; and

(vii)	(not Insolvent) it is not Insolvent.

(b)	The Company undertakes that, so long as a Warrant is outstanding:

(i)	it will take all action that is required by these terms and conditions to ensure that the Warrant Shares may be issued without contravention of the Listing Rules and the Corporations Act; and

(ii)	it will not alter the Constitution in any way that could reasonably be expected to have a material adverse effect on the rights of a Warrantholder.

9	Register and Warrant Certificates

(a)	The Company must create and maintain a register of entitlement to Warrants (Register) at the Registered Office and there shall be entered in the Register:

(i)	the name and address of each Warrantholder;

(ii)	the number of Warrants held by each Warrantholder;

(iii)	the date on which the name of each Warrantholder is entered in the Register in respect of the Warrants registered in that Warrantholder’s name; and

(iv)	the date on which each Warrantholder exercises any Warrants and the number of Warrant Shares in respect of which such Warrants are exercised.

(b)

The Warrantholders or any of them or any person authorised by any such Warrantholder may at all reasonable times during office hours upon one Business Days’ notice inspect the Register and to take copies of or extracts from the Register.

(c)

The Company shall be entitled to treat the person whose name is shown in the Register as a Warrantholder as the absolute owner of a Warrant and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, such Warrant on the part of any other person whether or not it shall have express or other notice thereof. No express or other notice of any such equitable or other claim to, or interest in, a Warrant shall, except as ordered by a court of competent jurisdiction or as required by law, be entered on the Register in respect of any Warrant.

(d)

The Company must, within 5 Business Days of entering the name of a Warrantholder in the Register, issue to that Warrantholder a Warrant Certificate setting out the Warrants to which that Warrantholder is entitled, as recorded in the Register.

(e)

If any Warrant Certificate becomes defaced then, upon its production to the Board, the Board may cancel the same and may issue without charge a new Warrant Certificate in its place. An entry as to the issue of the new Warrant Certificate shall be made in the Register.

(f)

If any Warrant Certificate is lost or destroyed then, upon the Warrantholder providing a statutory declaration that the Warrant Certificate has been lost or destroyed (and not pledged, mortgaged, charged, sold or otherwise disposed of), the Board will issue without charge a new Warrant Certificate in its place. An entry as to the issue of the new Warrant Certificate shall be made in the Register.

10	Transfer of Warrants

(a)	Warrants are transferable in accordance with the provisions of this clause 10.

(b)	Every transfer of a Warrant shall be made by an instrument of transfer in any usual or common form.

(c)

The instrument of transfer of a Warrant shall be signed by or on behalf of the transferor and the transferee. The transferor shall be deemed to remain the holder of the Warrants until the name of the transferee is entered in the Register in respect thereof.

(d)

The Board may decline to recognise any instrument of transfer of a Warrant unless such instrument is deposited at the Registered Office accompanied by the Warrant Certificate to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The Board may waive production of any Warrant Certificate upon production to it of satisfactory evidence of the loss or destruction of such instrument together with such indemnity as the Board may require.

(e)

The Company shall not be entitled to charge any fee for the registration of a transfer of a Warrant or for the registration of any other documents in connection with such transfer which, in the reasonable opinion of the Board, require registration.

(f)	The registration of a transfer shall be conclusive evidence of the approval by the Board of the transfer.

(g)	All instruments of transfer which are registered by the Company shall be retained by the Company.

11	Amendments and Waiver of Rights

(a)

The Company may not change, alter or abrogate any or all of the rights for the time being attached to the Warrants may (whether or not the Company is being wound up) without the prior consent in writing of any one or more Warrantholders holding at least 75 percent of the issued Warrants. Any such change, alteration or abrogation shall be effected by an instrument by way of deed poll executed by the Company and expressed to be supplemental to this Deed.

(b)

A waiver of any or all of the rights for the time being attached to the Warrants may only be given in writing signed by any one or more Warrantholders holding at least 75 percent of the issued Warrants. Any alteration, abrogation or waiver made in accordance with clause 11(a) is binding on all Warrantholders, whether or not they gave their consent.

12	Notices

12.1	How To Give Notices

A notice in connection with these terms and conditions must be:

(a)	in writing in English;

(b)	signed by the party or its agent; and

(c)	given to the recipient either by hand delivery, pre-paid mail or email, in each case addressed in the manner set out below:

Company

Address:    31 Dalgleish Street, Thebarton SA 5031

Email:        jmoschakis@bionomics.com.au

Contact:     Company Secretary

Warrantholders

The address for the relevant Warrantholder as set out in the Register from time to time.

12.2	Change of Details

(a)	The Company may at any time change any of its address details set out in clause 12.1 by not less than 5 Business Days’ notice to each Warrantholder.

(b)	If details are so changed, this clause applies as if those changed details were set out in clause 12.1.

12.3	Proof of Notices

(a)	Any notice given in accordance with clause 12.1 shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i)	if delivered by hand delivery, on delivery; and

(ii)	if sent by pre-paid mail, on the second Business Day after posting., or on the seventh Business Day after the date of posting if posted to or from a place outside Australia.

(iii)	if sent by email on the date of transmission, if transmitted before 5:00 pm (Brisbane time) on any Business Day, and in any other case on the Business Day following the date of transmission.

(b)

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid first class airmail and that the email was properly addressed and transmitted.

(c)

This clause 12.3 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this document.

Annexure 1 – Form of Warrant Certificate

BIONOMICS LIMITED (the Company) (ABN 53 075 582 740)

Warrant Certificate

Certificate No.

Date of Issue:

Name and Address of Warrantholder: [insert]

Number of Warrants: [#]

Maturity Date: 26 August 2023

THIS IS TO CERTIFY that the Warrantholder named above is the Registered Holder of the number of Warrants specified above, governed by the terms and conditions set out in the instrument entered into by the Company by way of deed poll relating to Warrants to subscribe for Ordinary Shares in the Company dated    (the Deed) and subject to the Constitution. Terms defined in the Deed have the same meanings when used in this Warrant Certificate.

Executed by Bionomics Limited

in accordance with section 127 of the

Corporations Act 2001 (Cth) by:

Director signature	Director/Secretary signature

Director full name	Director/Secretary full name
(BLOCK LETTERS)	(BLOCK LETTERS)

Annexure 2 – Form of Notice of Exercise

To:	The Directors

Bionomics Limited (the Company)

[Date]

We hereby exercise [#] Warrants represented by the accompanying Warrant Certificate.

We direct the Company to issue the Warrant Shares to us in accordance with clause 4 of the Warrant Terms and Conditions.

If applicable, we request that a Warrant Certificate for any balance of our Warrants remaining exercisable be sent at our own risk by post to us.

We agree that any Warrant Shares issued to us are issued subject to the Constitution of the Company.

Terms defined in the ‘Warrant Deed Poll relating to Warrants dated 3 March 2021 have the same meanings when used in this Notice of Exercise.

Signed

by

for and on behalf of [insert name] of Warrantholder)

Director/Secretary